Exhibit 99.1
Hansen Medical Reports 2007 Second Quarter Results
Company Records Initial Revenue on Sale of Four Sensei™ Robotic Catheter Systems
MOUNTAIN VIEW, Calif., Aug 14, 2007 (BUSINESS WIRE) — Hansen Medical, Inc. (Nasdaq:HNSN), a developer of new generation robotic technology for accurate and stable control of catheter movement in 3D during cardiac procedures, today reported its business highlights and financial results for the second quarter ended June 30, 2007.
Recent Business Highlights
•	Regulatory Approvals: The company received U.S. Food and Drug Administration (FDA) clearance for commercialization of its Sensei Robotic Catheter System and Artisan Control Catheter in the United States for use during electrophysiology (EP) procedures. This was followed by receipt of CE Mark approval in the European Union (EU) for the Artisan Control Catheter, enabling the company to begin marketing its products in Europe, also for use during EP procedures.

•	System Sales: During the second quarter, the company recognized revenue on the sale of four Sensei Systems—including three systems into the European marketplace and one system to a customer in the United States.

•	European Sales & Marketing Milestones: The company expanded its European direct sales team and subsequent to the end of the second quarter, established its second European subsidiary, Hansen Medical Deutschland GmbH.

•	Development and Co-Marketing Agreements with St. Jude Medical: The company announced it will combine its robotic catheter navigation technology with St. Jude Medical’s cardiac mapping technology to enable an integrated EP solution. Integrated systems will be marketed to targeted St. Jude Medical accounts, effectively leveraging Hansen Medical’s sales force.

•	Enhanced Headquarters Operations: The company successfully completed its search for larger headquarters space, including increased manufacturing space, and in July signed a long-term lease for a new 63,000 square foot facility in Mountain View, California.
“This past quarter was a productive period for Hansen Medical, highlighted by the receipt of key regulatory approvals which will allow us to begin aggressively executing our sales and marketing objectives,” said Frederic Moll, M.D., founder and chief executive officer of Hansen Medical.
“During the second quarter, we generated revenues on the sale of four Sensei Systems and the initial shipments of Artisan catheters. We significantly enhanced our sales and marketing infrastructure in both the United States and European Union, and we have made solid progress toward building our business. Overall, I am pleased with our momentum going into the second half of 2007,” continued Dr. Moll.

2007 Second Quarter Financial Review
Total revenue for the three months ended June 30, 2007 was $2.4 million and represented Hansen Medical’s first period as a revenue-generating operation. During the quarter, the company recorded revenue on the sale of four Sensei Robotic Catheter Systems and initial shipments of Artisan control catheters. The average selling price for the systems was $593,000. Gross profit in the quarter was $0.8 million, or 32.1% of revenues. Cost of goods sold for the second quarter of 2007 included a one-time benefit of $0.5 million from the sale of inventory which had previously been written down and also included non-cash stock compensation expense of $87,000. The company expects gross profit to fluctuate as a percentage of revenue during the next several quarters as it expands its manufacturing capabilities.
Prior to the second quarter of 2007, the company was in the development stage and all manufacturing expenses, including provisions for inventory valuation, were included in research and development expenses. Beginning with commercialization in the second quarter of 2007, the company’s manufacturing expenses were included in cost of goods sold. Development-stage manufacturing expenses included in research and development expenses may be summarized as follows (in thousands):

	Three months ended
	June 30,
	2007	2006
Research and development	$4,351	$4,200
Less:
Development-stage manufacturing expenses	—	(706)
Provision for inventory valuation during the development stage	—	(860)

	$4,351	$2,634

Excluding the development-stage expenses, research and development expenses for the three months ended June 30, 2007, including non-cash stock compensation expense of $566,000, were $4.4 million, compared to $2.6 million for the same period in 2006, which included non-cash stock compensation expense of $159,000. The increase in research and development expenses was due to increased compensation expenses related to higher headcount necessary for the development of our Sensei system and the disposable Artisan catheters for the EP market and other future applications in addition to increased non-cash stock compensation expense.
Selling, general and administrative expenses for the three months ended June 30, 2007, including non-cash stock compensation expense of $1,044,000, were $5.2 million, compared to $2.2 million for the same period in 2006, which included non-cash stock compensation expense of $270,000. The increase in selling, general and administrative expenses was due to increased compensation expenses related to higher headcount necessary to support our continued growth in operations, costs associated with being a public company and increased non-cash stock compensation expenses.

Other income, net, for the three months ended June 30, 2007 was $853,000, compared to $67,000 for the same period in 2006. The increase was primarily due to higher interest income related to higher cash, cash equivalents and short-term investments as a result of the completion of the company’s initial public offering on November 15, 2006.
Net loss for the three months ended June 30, 2007, including non-cash stock compensation expense of $1.7 million, was $7.9 million, or $(0.37) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.5 million. This compares to a net loss of $6.3 million, or $(4.24) per basic and diluted share, based on an average basic and diluted shares outstanding of 1.5 million, for the same period in 2006, which included non-cash stock compensation expense of $429,000.
Cash, cash equivalents and short-term investments as of June 30, 2007 were $73.8 million, compared to $89.9 million as of December 31, 2006. The decrease is due mainly to the company’s normal operating expenses during the quarter.
2007 Six-Month Financial Results
The company’s net loss for the six-months ended June 30, 2007, including non-cash stock compensation expense of $3.5 million, was $16.5 million, or $(0.77) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.5 million. This compares to a net loss of $11.4 million, or $(7.94) per basic and diluted share, based on an average basic and diluted shares outstanding of 1.4 million, for the same period last year, which included non-cash stock compensation expense of $621,000.
Manufacturing Update
The company continues to make progress towards scaling its manufacturing capabilities and developing strategies to meet near-term and future production requirements. Hansen Medical’s current manufacturing plan will allow the company to stock the appropriate spare parts inventory, build necessary development units and provide between eight to ten units for possible customer shipments during the second half of 2007. To enhance Hansen Medical’s longer-term operations capabilities, in July 2007 the company successfully completed its search for a larger headquarters, including a significantly larger manufacturing space, and signed a lease for a 63,000 square foot facility in Mountain View, California.

Hansen Medical Conference Call
Company management will hold a conference call to discuss its 2007 second quarter results and provide a business update today, August 14, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 800-218-0713 or 303-262-2075. An audio replay will be available approximately one hour after the completion of the conference call through August 21, 2007, by calling 800-405-2236 or 303-590-3000, and entering passcode 11093902.
About Hansen Medical, Inc.
Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. Additional information can be found at www.hansenmedical.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about the potential for success and timing of sales in the United States and Europe of the Sensei System and Artisan Control Catheter. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including potential safety issues; the scope of potential use of our products; the scope and validity of intellectual rights applicable to our products; competition from other companies; our ability to obtain additional financing to support our operations; our ability to successfully launch and market our product; our ability to successfully scale our manufacturing capabilities; and other risks detailed in the “Risk Factors” section of our Quarterly Report on Form 10Q for the quarter ended June 30, 2007. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
Hansen Medical has pending trademark applications for “Hansen Medical,” “Sensei,” “Artisan,” “Hansen Artisan,” as well as the Hansen Medical “heart design” logo.

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$2,434	$—	$2,434	$—
Cost of goods sold	1,653	—	1,653	—

Gross profit	781	—	781	—

Operating expenses:
Research and development	4,351	4,200	9,423	7,963
Selling, general and administrative	5,177	2,167	9,703	3,601

Total operating expenses	9,528	6,367	19,126	11,564

Loss from operations	(8,747)	(6,367)	(18,345)	(11,564)
Other income, net	853	67	1,835	175

Net loss	$(7,894)	$(6,300)	$(16,510)	$(11,389)

Basic and diluted net loss per share	$(0.37)	$(4.24)	$(0.77)	$(7.94)

Shares used to compute basic and diluted net loss per share	21,542	1,487	21,489	1,435

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,	December 31,
	2007	2006
Assets
Cash, cash equivalents and short-term investments	$73,757	$89,900
Accounts receivable	1,801	—
Inventories	2,086	290
Prepaids and other current assets	1,040	754
Property and equipment, net	2,060	1,706
Other assets	126	140

Total assets	$80,870	$92,790

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$1,472	$1,163
Deferred revenue	59	—
Debt	4,289	5,223
Other liabilities	2,648	1,632

Total liabilities	8,468	8,018

Total stockholders’ equity	72,402	84,772

Total liabilities and stockholders’ equity	$80,870	$92,790

Investor Contact:
Hansen Medical, Inc.
Steven Van Dick, 650-404-5800
steve_vandick@hansenmedical.com
or
Financial Relations Board
Kathy Waller, 312-640-6696
kwaller@frbir.com
or
News Media Contact:
Hansen Medical, Inc.
Amy Cook, 925-552-7893
amy_cook@hansenmedical.com